Exhibit 99.1

Contact: Investor Relations and Corporate Communications
804.289.9709	FOR IMMEDIATE RELEASE

Brink’s Appoints Daniel Castillo President of North American Operations

RICHMOND, Va., May 5, 2022 – The Brink’s Company (NYSE:BCO), the global leader in total cash management, route-based secure logistics and payment solutions, today announced that Daniel Castillo will be named executive vice president and president of its North American operations.

Mark Eubanks, Brink’s chief operating officer, will work closely with Castillo to facilitate a seamless transition. Castillo will join the executive leadership team and report to Eubanks, who will become president and chief executive officer on May 6, as previously announced.

“Daniel brings a proven track record of executing strategic plans, driving operational improvements and building high performing teams,” said Eubanks. “He’ll be a great addition to the team.”

Castillo will join Brink’s in early June from JELD-WEN, one of the world’s largest building products manufacturers, with 23,000 employees across North America, Europe and Australasia. As executive vice president and president, he led the North American Windows and Doors business.

Prior to JELD-WEN, he served in leadership roles at Cree Lighting, Eaton Corporation and General Electric.

“I’m excited to be joining Brink’s with its proud heritage, strong brand and world-class leadership team,” said Castillo. “I look forward to leading the execution of the company’s strategy focused on operational excellence, innovation and culture to capitalize on growth opportunities in the U.S. and Canada.”

Castillo holds a bachelor’s in electrical engineering from Florida International University and an MBA from Columbia University’s Business School.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the global leader in total cash management, route-based secure logistics and payment solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), and international transportation of valuables. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 53 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com or call 804-289-9709.

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